EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2008 THIRD QUARTER RESULTS

Salt Lake City, Utah, March 27, 2008: Schiff Nutrition International, Inc. (NYSE: WNI), today announced results for the fiscal 2008 third quarter and nine months ended February 29, 2008.

Schiff Nutrition’s net sales were $46.2 million for the third quarter, compared to $45.0 million for the same period in fiscal 2007.  For its fiscal 2008 third quarter, Schiff Nutrition reported net income of $4.0 million, or $0.14 per diluted share, as compared to $3.2 million, or $0.12 per diluted share, for the fiscal 2007 third quarter.

Schiff Nutrition’s net sales were $126.5 million for the nine months ended February 29, 2008, compared to $129.5 million for the same period in fiscal 2007.  For the first nine months of fiscal 2008, Schiff Nutrition reported net income of $8.5 million, or $0.31 per diluted share, compared to $8.8 million, or $0.32 per diluted share, for the same period a year ago.  As previously announced, for the nine months ended February 29, 2008 the company recognized a pre-tax compensation charge of approximately $4.3 million related to the fiscal 2008 first quarter special dividend.

Bruce Wood, President and Chief Executive Officer, stated, “Our third quarter net sales increase was driven by solid branded growth, partially offset by a temporary decline in our private label business.  With respect to profitability, we were encouraged with the significant quarter over quarter improvement in our gross and operating margins.”

Wood continued, “In the fourth quarter, we expect to continue our aggressive marketing campaign in support of our Move Free® brand, including the recent introduction of the smaller Move Free tablet, and a new Move Free line extension.  While the overall supplements category remains highly competitive, we are confident in our long-term ability to profitably grow our Schiff branded business.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, March 27 at 11:00 a.m. ET.  The U.S. domestic access number is 888-873-4896.  International participants should dial 617-213-8850. The participant passcode is 58342811.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp, and the webcast will be available through April 16, 2008.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 39977008.  The telephone replay will be available through March 31, 2008.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free brand smaller tablets and line extensions; the level of customer and consumer acceptance of Move Free Advanced; the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products; the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China); the mix between branded and private label products; the ability to grow and/or maintain branded and private label sales; the inability to enforce or protect our intellectual property rights against infringement; the inability to achieve cost savings and operational efficiencies; the inability to increase operating margins and increase revenues; the inability to successfully grow our export business; dependence on individual products, product lines and the joint care category; dependence on individual customers; the impact of competitive products and pricing (including private label), particularly in the joint care category; market and industry conditions (including demand for products and level of trade inventories); the success of product development; the inability to obtain customer acceptance of new product introductions; changes in laws and regulations, litigation and government regulatory action in the United States and internationally; the possibility of product recalls; the inability or increased cost to obtain adequate product liability and general insurance; insurance coverage limitations and exclusions; adverse publicity, scientific research, litigation, regulatory proceedings and other media attention regarding the consumption of nutritional supplements, particularly regarding the joint care category; the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition; changes in accounting standards; and other factors indicated from time to time in the company’s SEC reports (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Net sales	$46,208	$44,999	$126,470	$129,468
Cost of goods sold	25,794	28,570	73,074	79,746

Gross profit	20,414	16,429	53,396	49,722
Operating expenses:
Selling and marketing	8,612	8,060	22,104	25,138
Other operating expenses	5,659	3,884	19,170	13,120
Total operating expenses	14,271	11,944	41,274	38,258

Income from operations	6,143	4,485	12,122	11,464
Other income, net	424	716	1,623	2,129

Income before income taxes	6,567	5,201	13,745	13,593
Income taxes	2,524	1,960	5,251	4,840

Net income	$4,043	$3,241	$8,494	$8,753

Weighted average common shares outstanding - diluted	28,188	27,353	27,767	27,333

Net income per share - diluted	$0.14	$0.12	$0.31	$0.32

— More —

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	February 29,	May 31,
	2008	2007
	(unaudited)

Cash and cash equivalents	$35,012	$34,463
Available-for-sale securities	8,214	45,817
Receivables, net	18,100	17,732
Inventories	31,399	23,698
Other current assets	3,823	4,143

Total current assets	96,548	125,853

Property and equipment, net	13,801	14,438

Other assets, net*	8,250	4,788

Total assets	$118,599	$145,079

Current liabilities	$21,858	$20,984

Long-term liabilities	1,733	—

Stockholders’ equity	95,008	124,095

Total liabilities & stockholders’ equity	$118,599	$145,079

*
Other assets at February 29, 2008 include $2,065 in auction rate securities; a portion of which may subsequently be reclassified as current assets in our Form 10-Q for the quarterly period ended February 29, 2008.

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